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                              Exhibit 23(d)(1)(ee)

            Amendment to Investment Advisory Agreement - TA IDEX Legg
                             Mason Partners All Cap

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                         TRANSAMERICA IDEX MUTUAL FUNDS
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of October 27, 2006 to the Management and Investment Advisory Agreement dated as of March 1, 1999, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Fund Advisors, Inc. on behalf of TA IDEX Salomon All Cap (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

     1. FUND NAME CHANGE. Any references to TA IDEX SALOMON ALL CAP are revised to mean TA IDEX Legg Mason Partners All Cap, in response to the name change of the Fund, effective October 27, 2006.

In all other respects, the Management and Investment Advisory Agreement dated as of March 1, 1999, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of October 27, 2006.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By: /s/ John K. Carter
                                            ------------------------------------
                                        Name: John K. Carter
                                        Title: President and Chief Executive
                                               Officer


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By: /s/ Dennis P. Gallagher
                                            ------------------------------------
                                        Name: Dennis P. Gallagher
                                        Title: Senior Vice President, General
                                               Counsel and Secretary